Exhibit 9

BROWN, WOOD, IVEY, MITCHELL & PETTY ONE WORLD TRADE CENTER, NEW YORK, N.Y. 10048

555 CALIFORNIA STREET	212-839-5300 TELEX: 127324	ONE FARRAGUT SQUARE SOUTH
SAN FRANCISCO, CA 94104		WASHINGTON, D.C. 20006
TELEPHONE: 415-398-3909	CABLE ADDRESS: BROWOODLAW	TELEPHONE: 202-393-7400
TELECOPIER: 415-397-4621	TELECOPIER: 212-839-5599	TELECOPIER: 202-393-7409

April 19, 1984 Merrill Lynch International Holdings, Inc. 633 Third Avenue New York, New York 10017 Dear Sirs:

This opinion is being furnished in connection with the registration by Merrill Lynch International Holdings, Inc., a Maryland corporation (the “Company”), of an indefinite number of shares of its Common Stock, par value $0.10 per share (the “Shares”), under the Securities Act of 1933, as amended (the “Securities Act”). Said registration is to be effected in accordance with Rule 24f-2 under the Investment Company Act of 1940, as amended, pursuant to the Company’s registration statement on Form N-1A, as amended (the “Registration Statement”), under the Securities Act.

As counsel for the Company, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation, as amended, of the Company, the By-Laws of the Company, and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus and statement of additional information constituting parts thereof.

Very truly yours, /s/ Brown, Wood, Ivey, Mitchell & Petty